SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(AMENDMENT NO. 1)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) [  ]

Securities Act Rule 802 (Exchange Offer)  [X]

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(c) (Third Party Tender Offer) [  ]

Exchange Act Rule 14e-2(d) (Subject Company Response) [  ]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)  [ ]

MERUSHAN KABUSHIKI KAISHA
(Name of Subject Company)

MERCIAN CORPORATION
(Translation of Subject Company’s Name into English (if applicable))

JAPAN
(Jurisdiction of Subject Company’s Incorporation or Organization)

KIRIN HOLDINGS COMPANY, LIMITED
(Name of Person(s) Furnishing Form)

N/A
(Title of Class of Subject Securities)

N/A
(CUSIP Number of Class of Securities (if applicable))

Shigeto Maeda
10-1 Shinkawa 2-chome
Chuo-ku Tokyo 104-8288, Japan
Telephone: +81-3-5540-3424

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications
on Behalf of Subject Company)

N/A
(Date Tender Offer/Rights offering Commenced)

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PART I
INFORMATION SENT TO SECURITY HOLDERS

Not applicable.

PART II
INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Attached as Exhibit I is an English translation of a public notice posted on Mercian Corporation's website on August 31, 2010 (Tokyo time).  The public notice is available in English at http://www.mercian.co.jp/e/ir/pdf/20100831e.pdf.

Attached as Exhibit II is an English translation of conference call minutes posted on the website of Kirin Holdings Company, Limited on August 31, 2010 (Tokyo time).  The minutes are available in English at http://www.kirinholdings.co.jp/english/ir/pdf/2010/0827_telcon.pdf.

PART III
CONSENT TO SERVICE OF PROCESS

Form F-X appointing an agent for service of process in connection with the subject transaction was filed concurrently with Form CB filed with the Commission on August 27, 2010.

2 of 3

PART IV
SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Ryoichi Yonemura

 (Signature)

Ryoichi Yonemura
General Manager
Strategic Planning Department

(Name and Title)

August 31, 2010

(Date)